SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)

AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Spirit Realty Capital, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

84860F109

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 84860F109	13G	Page 2 of 19

1	NAME OF REPORTING PERSONS Granite Bay Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 110,200**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 110,200**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 110,200**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860F109	13G	Page 3 of 19

1	NAME OF REPORTING PERSONS Granite Bay Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 110,200**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 110,200**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 110,200**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%**
12	TYPE OF REPORTING PERSON* HC, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860F109	13G	Page 4 of 19

1	NAME OF REPORTING PERSONS NexPoint Credit Strategies Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 260,625**
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 260,625**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 260,625**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%**
12	TYPE OF REPORTING PERSON* IV, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860F109	13G	Page 5 of 19

1	NAME OF REPORTING PERSONS NexPoint Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 260,625**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 260,625**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 260,625**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860F109	13G	Page 6 of 19

1	NAME OF REPORTING PERSONS NexPoint Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 260,625**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 260,625**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 260,625**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%**
12	TYPE OF REPORTING PERSON* HC, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860F109	13G	Page 7 of 19

1	NAME OF REPORTING PERSONS Pyxis Floating Rate Opportunities Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 578,225**
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 578,225**
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 578,225**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%**
12	TYPE OF REPORTING PERSON* IV, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860F109	13G	Page 8 of 19

1	NAME OF REPORTING PERSONS Pyxis Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 578,225**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 578,225**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 578,225**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860F109	13G	Page 9 of 19

1	NAME OF REPORTING PERSONS Strand Advisors XVI, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 578,225**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 578,225**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 578,225**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%**
12	TYPE OF REPORTING PERSON* HC, CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860F109	13G	Page 10 of 19

1	NAME OF REPORTING PERSONS Highland Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,436,534**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,436,534**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,436,534**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.1%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860F109	13G	Page 11 of 19

1	NAME OF REPORTING PERSONS Strand Advisors, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,436,534**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,436,534**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,436,534**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.1%**
12	TYPE OF REPORTING PERSON* HC, CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860F109	13G	Page 12 of 19

1	NAME OF REPORTING PERSONS James D. Dondero
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,385,584**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,385,584**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,385,584**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.2%**
12	TYPE OF REPORTING PERSON* HC, IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

SCHEDULE 13G

This Schedule 13G (this “Schedule 13G”) is being filed on behalf of Granite Bay Advisors, L.P., a Delaware limited partnership (“Granite Bay”), Granite Bay Advisors GP, LLC, a Delaware limited liability company (“Granite Bay GP”), NexPoint Credit Strategies Fund, a Delaware statutory trust (the “Credit Fund”), NexPoint Advisors, L.P., a Delaware limited partnership (“NexPoint”), NexPoint Advisors GP, LLC, a Delaware limited liability company (“NexPoint GP”), Pyxis Floating Rate Opportunities Fund, a series of Pyxis Funds I, a Delaware statutory trust (the “Floating Rate Fund”), Pyxis Capital, L.P., a Delaware limited partnership (“Pyxis”), Strand XVI, Inc., a Delaware corporation (“Strand XVI”), Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Strand Advisors, Inc., a Delaware corporation (“Strand”), and James D. Dondero (collectively, the “Reporting Persons”).

Mark Okada is the President of Granite Bay GP, Brad Ross is the President of Strand XVI and James D. Dondero is the President of NexPoint GP and Strand. Granite Bay GP is the general partner of Granite Bay. Granite Bay serves as the investment advisor to certain private funds (the “Granite Bay Funds”). NexPoint GP is the general partner of NexPoint. NexPoint serves as the investment advisor to the Credit Fund. Strand XVI is the general partner of Pyxis. Pyxis is the investment advisor to the Floating Rate Fund. Strand is the general partner of Highland Capital. Highland Capital serves as the advisor to certain private funds and managed accounts (the “Private Funds” and collectively with the Granite Bay Funds, the Credit Fund and the Floating Rate Fund, the “Funds”). This Schedule 13G relates to shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Spirit Realty Capital, Inc., a Maryland corporation (the “Issuer”), held by the Funds.

Item 1(a)	Name of Issuer.

Spirit Realty Capital, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices.

16767 North Perimeter Drive

Suite 210

Scottsdale, Arizona 85260

Item 2(a)	Name of Person Filing.

(1) Granite Bay Advisors, L.P.

(2) Granite Bay Advisors GP, LLC

(3) NexPoint Credit Strategies Fund

(4) NexPoint Advisors, L.P.

(5) NexPoint Advisors GP, LLC

(6) Pyxis Floating Rate Opportunities Fund

(7) Pyxis Capital, L.P.

(8) Strand XVI, Inc.

(9) Highland Capital Management, L.P.

(10) Strand Advisors, Inc.

(11) James D. Dondero

Item 2(b)	Address of Principal Business Office, or, if none, Residence.

For all Filers:

300 Crescent Court, Suite 700

Dallas, Texas 75201

Item 2(c)	Citizenship or Place of Organization.

(1) Granite Bay Advisors, L.P. is a Delaware limited partnership

(2) Granite Bay Advisors GP, LLC is a Delaware limited liability company

(3) NexPoint Credit Strategies Fund is a Delaware statutory trust

(4) NexPoint Advisors, L.P. is a Delaware limited partnership

(5) NexPoint Advisors GP, LLC is a Delaware limited liability company

(6) Pyxis Floating Rate Opportunities Fund is a series of a Delaware statutory trust

(7) Pyxis Capital, L.P. is a Delaware limited partnership

(8) Strand XVI, Inc. is a Delaware corporation

(9) Highland Capital Management, L.P. is a Delaware limited partnership

(10) Strand Advisors, Inc. is a Delaware corporation

(11) James D. Dondero is a United States citizen

Item 2(d)	Title of Class of Securities.

Common Stock, par value $0.01 per share.

Item 2(e)	CUSIP Number.

84860F109

Item 3	Reporting Person.

If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☒	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☒	An investment advisor in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership.

(a)	Granite Bay, as the investment advisor to the Granite Bay Funds, and Granite Bay GP, as the general partner of Granite Bay, may be deemed the beneficial owner of the 110,200 shares of Common Stock held by the Granite Bay Funds.

The Credit Fund is the beneficial owner of 260,625 shares of Common Stock that it holds directly. NexPoint, as the investment advisor to the Credit Fund, and NexPoint GP, as the general partner of NexPoint, may be deemed the beneficial owners of the 260,625 shares of Common Stock held by the Credit Fund.

The Floating Rate Fund is the beneficial owner of 578,225 shares of Common Stock that it holds directly. Pyxis, as the investment advisor to the Floating Rate Fund, and Pyxis GP, as the general partner of Pyxis, may be deemed the beneficial owners of the 578,225 shares of Common Stock held by the Floating Rate Fund.

Highland Capital, as the investment advisor to the Private Funds, and Strand, as the general partner of Highland Capital, may be deemed the beneficial owners of the 3,436,534 Common Shares held by the Private Funds.

Mr. Dondero may be deemed the beneficial owner of the 4,385,584 Common Shares held by the Funds.

(b)	Granite Bay and Granite Bay GP may be deemed the beneficial owners of 0.1% of the outstanding shares of Common Stock held by the Granite Bay Funds.

The Credit Fund, NexPoint and NexPoint GP may be deemed the beneficial owners of 0.3% of the outstanding shares of Common Stock held by the Credit Fund.

The Floating Rate Fund, Pyxis and Pyxis GP may be deemed the beneficial owners of 0.7% of the outstanding shares of Common Stock held by the Floating Rate Fund.

Highland Capital and Strand may be deemed the beneficial owners of 4.1% of the outstanding shares of Common Stock held by the Private Funds.

Mr. Dondero may be deemed the beneficial owner of 5.2% of the outstanding shares of Common Stock held by the Funds.

The above percentages were determined by dividing the number of shares of Common Stock held by each of the Reporting Persons, respectively, by 84,851,515, which is the number of Common Shares outstanding as of November 6, 2012 according to the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012.

(c)	Granite Bay and Granite Bay GP have the shared power to vote and dispose of the 110,200 shares of Common Stock held by the Granite Bay Funds.

The Credit Fund has the sole power to vote and dispose of the 260,625 shares of Common Stock that it holds directly. NexPoint and NexPoint GP have the shared power to vote and dispose of the 260,625 shares of Common Stock held by the Credit Fund.

The Floating Rate Fund has the sole power to vote and dispose of the 578,225 shares of Common Stock that it holds directly. Pyxis and Pyxis GP have the shared power to vote and dispose of the 578,225 shares of Common Stock held by the Credit Fund.

Highland Capital and Strand have the shared power to vote and dispose of the 3,436,534 shares of Common Stock held by the Private Funds.

Mr. Dondero has the shared power to vote and dispose of the 4,385,584 shares of Common Stock held by the Funds.

Item 5	Ownership of Five Percent or Less of a Class.

Inapplicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

As discussed above, Highland Capital may be deemed the beneficial owner of shares of Common Stock held by certain managed accounts that are not Reporting Persons for purposes of this Schedule 13G.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Inapplicable.

Item 8	Identification and Classification of Members of the Group.

Inapplicable.

Item 9	Notice of Dissolution of Group.

Inapplicable.

Item 10	Certification.

By signing below each of the Reporting Persons certifies that, to the best of such person’s knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits	Exhibit 99-1

Joint Filing Agreement, dated February 13, 2013, by and among Granite Bay Advisors, L.P., Granite Bay Advisors GP, LLC, NexPoint Credit Strategies Fund, NexPoint Advisors, L.P., NexPoint Advisors GP, LLC, Pyxis Floating Rate Opportunities Fund, Pyxis Capital, L.P., Strand XVI, Inc., Highland Capital Management, L.P., Strand Advisors, Inc. and James D. Dondero.

[Signature Page Follows]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2013

GRANITE BAY ADVISORS, L.P.

By:	Granite Bay Advisors GP, LLC, its general partner

	By:	/s/ Trey Parker
Name: Trey Parker
Title: Secretary

GRANITE BAY ADVISORS GP, LLC

By:	/s/ Trey Parker
Name: Trey Parker
Title: Secretary

NEXPOINT CREDIT STRATEGIES FUND

	By:	/s/ Ethan Powell
Name: Ethan Powell
Title: President

NEXPOINT ADVISORS, L.P.

By:	NexPoint Advisors GP, LLC, its general partner

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

NEXPOINT ADVISORS GP, LLC

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

PYXIS FUNDS I, on behalf of its series Pyxis Floating Rate Opportunity Fund

	By:	/s/ Ethan Powell
Name: Ethan Powell
Title: Executive VP and Secretary

PYXIS CAPITAL, L.P.

By:	Strand Advisors XVI, Inc., its general partner

	By:	/s/ Ethan Powell
Name: Ethan Powell
Title: Secretary

STRAND ADVISORS XVI, INC.

	By:	/s/ Ethan Powell
Name: Ethan Powell
Title: Secretary

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

STRAND ADVISORS, INC.

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

/s/ James D. Dondero
James D. Dondero